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The following communication is being filed in connection with the proposed acquisition of Sovos Brands, Inc. (the “Company”) by Campbell Soup Company (“Campbell”):

The following is a transcript of a conference call held on August 7, 2023:

MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen, and welcome to the Campbell Soup Company to Acquire Sovos Conference Call. At this time, all participants are in a listen-only mode. Later we will conduct a question-and- answer session and instructions will follow at that time.

I'd now like to turn the conference over to Rebecca Gardy, Chief Investor Relations Officer. Please go ahead.

Rebecca Gardy

Senior Vice President & Chief Investor Relations Officer, Campbell Soup Co.

Good morning and thank you for joining us on our call to announce that Campbell will acquire Sovos Brands. Before we get started, I'll touch on a few important points. First, we have posted this morning's press release announcing the planned acquisition and an accompanying presentation and fact sheet on the Investor Relations section of our website for today's discussion. A replay of today's webcast and transcript will be available at the same location. Sovos Brands also issued a press release this morning announcing its second quarter results.

Moving to slide 2. During this call, we may refer to certain non-GAAP measures. Reconciliations of these measures to the most directly comparable GAAP measure are included in the accompanying presentation and press release, which can be found at investor.campbellsoupcompany.com. The call is open to the media who may participate in a listen-only mode.

Next, I'd like to remind you that all statements made during this call that relate to future results and events are forward-looking statements based on current expectations. Actual results and events could differ materially from those projected due to a number of risks and uncertainties. Please refer to slide 2 and our SEC filings for a list of factors that could cause actual results to vary materially from those anticipated in forward-looking statements. We assume no obligation to update our forward- looking statements.

With me today to discuss the transaction are Mark Clouse, President and Chief Executive Officer and Carrie Anderson, Chief Financial Officer. Also joining us on the call is Todd Lachman, Founder, President and Chief Executive Officer of Sovos Brands, who will be making brief remarks but will not be joining us for the Q&A portion of the call. Mick Beekhuizen, President of Campbell's Meals & Beverages division will join us for the Q&A.

And with that, it's my pleasure to turn the call over to Mark.

Mark A. Clouse

President, Chief Executive Officer & Director, Campbell Soup Co.

Thanks, Rebecca, and good morning, everyone, and thank you for joining us as we share the exciting news that Campbell is adding, what I believe, to be the most compelling growth story in food with the addition of Sovos Brands. Sovos Brands' second quarter results reported today even further underscore the strength. They continue to drive uniquely best-in-class growth through strong volume trends and household penetration gains. In fact, Rao's reported net sales grew 29% year-over-year, while Sovos Brands also beat expectations on profit and earnings.

Sovos Brands brings a high-growth portfolio with meaningful scale that reflects several of the most relevant consumer trends today, more premium restaurant quality experiences and quick delicious meal solutions. This acquisition is a powerful combination that we believe will fuel earnings growth and that aligns with and advances Campbell's focused strategic road map. In addition, it strengthens and diversifies our Meals & Beverages division with fast-growing premium brands that provide a significant runway for further growth and expansion into near and adjacent categories. Combining our improved consumer driven Meals & Beverages division with our fast-growing category leading Snacks portfolio, we believe Campbell becomes one of the most dependable growth-oriented names in food.

As we've laid out on page 4, Sovos Brands is a standout among packaged food companies, delivering volume-led double-digit organic net sales. In particular, the Rao's brand has tremendous runway for further growth across the ultra-distinctive Italian sauce category, as well as new adjacencies, making the near and long term potential of Sovos Brands, in my opinion, among the most attractive in the food industry.

We have agreed to acquire Sovos Brands for $23 per share in an all cash deal, which represents a total enterprise value of approximately $2.7 billion. This attractive acquisition fits perfectly within our disciplined M&A financial framework and our enterprise strategy of focusing on one geography, two divisions, and select key categories that we know very well. This focused strategy which we began implementing in 2019, has enabled us to enhance our brands and capabilities, generate strong cash flow to dramatically improve our balance sheet, and consistently deliver strong results over the last five years.

With all of our progress and the strength of our organization and capabilities, I'm confident in our readiness to execute and integrate this important acquisition. The Rao's brand delivers a true restaurant quality experience across all of the categories in which it competes, premium sauces, frozen, dry pasta and soup. In particular, it's a clear market leader in the ultra-distinctive Italian sauce segment, a segment of the market where Campbell does not currently compete.

The Sovos team has done a remarkable job in driving Rao's growth to date, using a playbook of advancing distribution gains, brand awareness and ultimately household penetration. Our plan is to continue to build on that incredible momentum, maintain their high quality standards and retaining members of their talented team while also applying Campbell's capabilities and resources to drive even more growth on Rao's sauces. We are confident in our ability to complement Sovos Brands best-in-class premium capabilities with added value and scale in marketing, sales execution and our strong customer relationships to build even greater brand awareness, household penetration and to fill distribution white space going forward.

Rao's has proven the ability to build off its authentic Italian equity and credentials to expand into large and attractive categories beyond sauces, like super-premium jarred soup and also frozen meals and pizza, which are both targeted in arguably the best spot in the freezer case, offering consumers more premium value-added meals.

Although frozen meals and pizza are new categories for us, the frozen route to market is not. We'll have the ability to build scale, utilizing our existing Pepperidge Farm's frozen portfolio, generating synergy across both businesses.

Turning to Michael Angelo's on slide 8. This is a terrific premium authentic Italian frozen meals brand. It's differentiated from the more ultra-distinctive Rao's brand, while also providing meaningful scale to the frozen business. This is an established frozen business with the number one most preferred Italian frozen entree brand among families, offering an array of frozen meals, including single serve and family sized servings, all with differentiated flavor that are perfectly aligned with at-home eating trends.

We expect to capture supply chain cost synergies as we leverage Campbell's full range of procurement, manufacturing and logistics scale. Separately, we're getting a terrific, well-run business in noosa, supported by a talented and passionate team in Colorado. While yogurt is not core to our strategy, we are excited that it's performing very well with great products and strong profitability. The strength of the noosa business will allow us to be patient as we evaluate strategic alternatives. In the meantime, we'll continue to run the brand with dedicated resources, ensuring the team remains focused with the appropriate levels of support to keep their momentum going.

Turning to slide 10, let's now dig into a bit more context on why we see this as such a great strategic fit for Campbell's. There are three main points that I want you to take away. First, there are many ways this acquisition creates value for shareholders. Second, adding Sovos Brands to Campbell's portfolio creates yet more ways for us to generate sustainable profitable growth. And third, the acquisition is an accelerant to our existing successful strategic plan, built on focus and a commitment to play where we have the brands and capabilities to grow.

Let's start with multi-dimensional value creation. We are confident in our ability to unlock significant shareholder value through a fast effective integration and by capturing meaningful synergies given our deep familiarity with these categories, our strong capabilities and processes, and the proven playbook we've implemented with acquisitions like Snyder's-Lance and Pacific. We plan to quickly integrate all backroom and supply chain operations, while the consumer, R&D, and customer-facing teams will remain focused on driving the incredible results and pipeline that they've done such a great job building.

We're also excited to continue to strengthen the long-term relationship with Sovos Brands' Italian partner, La Regina. I can tell you from firsthand experience, we see this relationship as an incredible value driver in the acquisition.

Finally, by leveraging Campbell's retail execution, procurement, logistics and supply chain excellence and scale, I believe the combination of the two companies will drive operating synergies for Sovos Brands and improve scale efficiency of our own core operations, which is expected to provide considerable earnings growth contribution over time.

We expect annual run rate cost synergies of approximately $50 million, which we anticipate achieving over the next two years. Roughly two-thirds of these synergies are expected to come from targeted selling, general, and administrative expense reductions through harmonizing the combined corporate organizations. And one-third realized from our supply chain through greater scale in sourcing and procurement and efficiency gains and cost savings at our operations network.

The acquisition also provides Campbell's Meals & Beverages Division with a proven, highly relevant and high potential growth engine. Leveraging the best of both worlds and the capabilities of both organizations, we're confident that we can drive significant whitespace opportunity for Rao's and Michael Angelo's to reach best-in- class distribution, growing items per store and increasing household penetration. Paired with Campbell's already growing sauce brands, strong core soup business, and premium Pacific brand, this combination gives our Meals & Beverages division one of the most compelling center of store grocery portfolios in the industry.

As I said earlier, this acquisition is a perfect fit. The single most important thing I want you to take away from this deal is that it accelerates the strategy that we have been successfully executing against for the last five years. It will not distract us nor will we depart from our focus. It simply will strengthen it.

Importantly, we expect the addition of Sovos Brands to add meaningful net sales growth and EBIT acceleration to the Meals & Beverages business. It also solidifies our confidence in the role of Meals & Beverages to deliver steady and sustainable growth and profit in our two division operating model and complements a proven Snacks fast growth and margin improvement story going forward. Finally, it extends Campbell's presence in the fast- growing, on-trend premium frozen meals segment.

In particular, the deal accelerates our Meals & Beverages strategic plans to drive the most relevant center of store Meals portfolio through three key areas. First, it shifts the balance of our portfolio to more advantaged segments within premium and Italian to complement the already strong confidence in our improved and contributing soup business. Second, it over delivers against our stated intent of building a $1 billion sauces business by entering the ultra-distinctive sauces market. And third, it adds a highly differentiated and advantage premium frozen segment. The combination will result in a unique grocery division that competes in a focused set of attractive categories, but adds a far more long-term advantaged and growth-oriented premium segment to each vertical. This positions us perfectly to bring news and relevance to consumers and customers while driving scale and synergy in areas we know and understand, all while maintaining a very focused portfolio of amazing brands.

Turning to slide 16, we're highly confident in our ability to integrate Sovos Brands with Campbell's. We have the right team in place to lead the integration, building off the expertise and experience of our successful integrations of Pacific Foods and Snyder's-Lance. A great example is the premium acquisition of Pacific Foods, which has served as a real growth engine for the Meals & Beverages division since the acquisition, and in fact is the fastest growing soup brand on a dollar share basis in Campbell's fiscal year-to-date.

Our Snacks business is hitting its stride as the benefits of the Snyder's-Lance integration takes hold and our thesis of enhancing growth and margins proves out. As you may recall, the Snacks team delivered its third consecutive quarter of double-digit net sales growth as we continue to build momentum on both growth and share while making a step change on margins.

We've learned a great deal over the years about our strengths, capabilities and opportunities as well as best practices and key watch outs for integrations. And I've never been more confident in our ability to execute this integration with excellence as we bring all of these learnings to bear. We have set up an experienced integration team with clear focus, accountability and milestones. Finally applying a best of both worlds approach, we believe the acquisition will also enhance our culture and capabilities as we bring the fantastic Sovos Brands team into our Meals & Beverages division.

With that, I'm pleased that Todd Lachman, the Founder, President, and Chief Executive Officer of Sovos Brands, has joined us today to share his perspective on the acquisition. Following Todd's remarks, Campbell's Chief Financial Officer, Carrie Anderson, will cover the financial impact for Campbell.

Todd, over to you.

Todd R. Lachman

Founder, President, Chief Executive Officer & Director, Sovos Brands, Inc.

Thanks, Mark. I am truly excited to be speaking with all of you today about this important milestone. Since we launched Sovos Brands, our drive and focus has always been on creating a one of a kind, high growth food company, comprised of premium brands with absolutely delicious products made with high quality ingredients. I'm proud of what we have accomplished over the last six years and the value we expect to create for all of our stakeholders through this transaction.

Campbell is among the most well-respected packaged food companies in North America and has the scale and capabilities to take Sovos brands to the next level of growth and success for years to come.

With that, I will now hand it over to Carrie.

Carrie L. Anderson

Executive Vice President & Chief Financial Officer, Campbell Soup Co.

Thanks, Todd, and good morning, everyone. Turning to slide 18, I will now provide an overview of the key financial highlights of the transaction. As Mark covered upfront, the total consideration for the acquisition of Sovos Brands will be $23 per share in cash, representing a total enterprise value of $2.7 billion. This represents an adjusted EBITDA multiple of approximately 19.8 times before synergies and 14.6 times including run rate synergies using the Sovos Brands' trailing 12-month adjusted EBITDA as of July 1, 2023.

As Mark mentioned earlier, we expect annual run rate cost synergies of approximately $50 million which we anticipate achieving over the next two years. Two-thirds are expected to come from SG&A areas. As you can imagine, a lot of the G&A savings will be driven by synergizing public company cost with further opportunities in other areas through harmonizing the combined corporate organizations. Approximately one-third are expected to come from our supply chain, including procurement opportunities in various categories where we have overlap and/or scale, including vegetables, meat, glass jars and other ingredients in packaging.

We also expect to realize supply chain synergies where we have expertise and scale with manufacturing, including co-man partnerships and managing complex end-to-end supply chain networks, including warehousing and logistics.

Over the first two years, we expect to incur approximately $90 million of onetime integration cost and cost to achieve synergies. Roughly split 70% related to operating expenditures and 30% related to capital expenditures. Additionally, as a result of this transaction, we will record incremental non-cash intangible amortization expense related to purchase accounting in the range of approximately $15 million to $20 million.

Even with this non-cash amortization, we expect the transaction to be accretive to Campbell's adjusted EPS by the second year after normalizing out the onetime expenses. In terms of capital structure, Campbell's expects to finance the acquisition through the issuance of new debt. We are committed to maintaining our investment-grade credit rating with a projected net debt to adjusted EBITDA leverage ratio of approximately 4 times at close.

And given our expected continued strong operating cash flow, we remain committed to maintaining our capital allocation priorities that include continued investment in key growth and productivity initiatives in the business, maintaining a competitive dividend, a focus on reaching our target leverage ratio of approximately 3 times by the end of the third year and continuing anti-dilutive share repurchases.

We expect the transaction to close by the end of December 202, pending Sovos Brands stockholder approval and customary closing conditions, including regulatory approvals. We have approval of the transaction by the Board of directors of both Campbell's and Sovos Brands and we have the support of key Sovos Brands stockholder, Advent International and its director stockholders.

As a reminder, we expect to report our fourth quarter fiscal 2023 earnings in a few weeks, and we will provide fiscal 2024 guidance on our base business at that time. After the deal closes, we'll plan to update guidance expectations for the combined business.

This wraps up my comments and so I'll turn it back over to Mark for some closing remarks.

Mark A. Clouse

President, Chief Executive Officer & Director, Campbell Soup Co.

Thank you, Todd and Carrie, and thanks to everyone who joined us today. I'd like to end with a few closing thoughts on this strategic and financially compelling acquisition. We've spent the last five years transforming and building Campbell's into one of the most dependable and consistently performing companies in the industry. We have also transformed our organization, adding experienced and dynamic leaders paired with a better resourced and more capable team.

We have been patient and disciplined in our desire to first get our own house in order before taking on any additional acquisitions. We're confident and fully ready today to add this fantastic next chapter to Campbell's 154- year history. And for those who may be listening to the call, who are within the Sovos Brands family, we are very excited to welcome you to Campbell's family upon close of this transaction. We're looking forward to working and learning with you and building the next chapter together.

Finally, we're also very confident that this acquisition will drive value creation for all shareholders and opportunities for all of our employees. And with that, I'll turn it back to Rebecca for Q&A.

Rebecca Gardy

Senior Vice President & Chief Investor Relations Officer, Campbell Soup Co.

Thanks, Mark. As I mentioned earlier, Mick Beekhuizen, President of our Meals & Beverages Division is here with us and will participate in the Q&A session. Operator, can we please have our first question?

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions]. Your first question comes from the line of Andrew Lazar of Barclays. Your line is open.

Andrew Lazar Analyst, Barclays Capital, Inc.	Q

Great. Good morning. Congratulations.

Mark A. Clouse President, Chief Executive Officer & Director, Campbell Soup Co.	A

Thanks, Andrew.

Andrew Lazar Analyst, Barclays Capital, Inc.	Q

Sure. Mark, Sovos, obviously, has been a really strong growth story for several years now. And I think one of the questions that always tends to come up in situations like these is really how did you get comfortable with the growth runway left for both the key Rao's pasta sauce brand and then obviously the brand's ability to continue to travel successfully into adjacent categories as it's done more recently. So, things like maybe over time, where do you see some of the key metrics going? Things like household penetration, items per shelf, things of that nature?

Mark A. Clouse President, Chief Executive Officer & Director, Campbell Soup Co.	A

Yeah. Great question, Andrew. And honestly, very paramount to the process and the discipline that we've gone through. Obviously, this is a business that we've watched and really studied for a while now. And part of the why now question is I'm sure I'll get a couple of times today, it really was about creating the clarity and the visibility to the trajectory going forward.

And I would point you to a couple of things that I think are very compelling in the story. The first and probably what I would describe as the more practical and most pragmatic is the base distribution whitespace that we see still existing. Yeah. I would just start from the position that the velocities on average for the SKUs across Rao's sauce business are – they average as you saw in the presentation, 60% higher than other SKUs.

And right now when I look at the distribution, their top five SKUs have a 80% or so distribution. But the next five are about 20 points below that. And these are still very, very high velocity items. And so, kind of bringing to bear the full weight of our retail operations and customer teams, we really see a tremendous opportunity to round out. And what underscores that is that Rao's on average is about 10 items less than what I would describe as comparable brands in businesses. So, I think even in the existing SKUs today, there is a significant distribution opportunity in the near-term horizon.

Then as I think about the next piece of the puzzle for us, the business today is still at only about a 14% household penetration with relatively low awareness. If you think about the great job the Sovos team has done, a lot of their energy and emphasis has been on just maintaining distribution and kind of meeting the incredible demand that's been generated. Arguably, more time being spent on building awareness and building the equity over time is where we think we can really bring value, then gives us the opportunity to expand that household penetration. We benchmarked a variety of different premium businesses, both in the sauces category, but more broadly across food. And we see about 6 points of difference between where the average household penetration is for premium businesses and where Rao's is today.

And then perhaps, the third area and one that really took a little bit of time for me to really build and gain confidence in is the adjacencies. And one of the things that I would just applaud are the Sovos team in doing. A lot of times in these rapid growth businesses, people tend to take a shotgun approach and start firing out a lot of SKUs and categories and segments. But Sovos has been very disciplined in launching only into advantage categories where they have strong profitability and a clear reason for winning. And so, when I look at frozen meals and pizza, when I look at pasta and soup where they're just getting started now, we see a tremendous runway ahead. And as we've had the benefit to better understand their pipeline, I can tell you that it is very, very compelling and gives us great confidence that in these near and advantaged adjacencies, you've got a terrific opportunity.

And I think, look, I would say the other question on businesses like Michael Angelo's and noosa is that these are just very well-run businesses. And Michael Angelo's, I see is a very complementary frozen platform. I've been impressed with the uniqueness of what the offerings are and how popular and loyal the consumer base is. I think, again, our opportunity there is to continue to provide resource and support to that business as we go forward. And I see it playing just a great complementary role in the premium where Rao's is more in the ultra-distinctive.

Noosa, In fairness, I think we said this in the comments, I don't see yogurt necessarily as a core strategy or core focus for us. But what I will say is it's a terrific business and really well-run and we do not see it as a distraction. I think Sovos has done a masterful job of creating an architecture for management in running that business. We're going to maintain that and preserve it. But I think the strength of that brand and business is giving me a lot more, I would say, patience in ensuring that, that we make a good decision on really whatever the best path forward is for creating value.

Andrew Lazar Analyst, Barclays Capital, Inc.	Q

Right. No. Thank you for that. That's really helpful. One quick follow-up would be one of the questions I'm getting, and not surprisingly, this morning in general, if we broaden out the lens a little bit from an industry standpoint is just now that the industry is sort of normalizing, organic growth is slowing as the industry laps pricing. And we've heard about some broader concerns on the consumer, right, In terms of volume that, hey, not surprisingly, all of a sudden the industry turns to sort of inorganic growth opportunities. I guess as it relates specifically to Campbell, your level of confidence in kind of what you're seeing. I know [ph] you'll be going into (00:28:02) specifics on earnings later on this month, but...

Mark A. Clouse President, Chief Executive Officer & Director, Campbell Soup Co.	A

Right.

Andrew Lazar Analyst, Barclays Capital, Inc.	Q

...how would you give people confidence around it's growing the core and adding more. And it's just the timing around this opportunity that came up rather than, oh, the industry is now slowing completely and everyone has to just do deals. If you get what I'm – if you get my point...

Mark A. Clouse President, Chief Executive Officer & Director, Campbell Soup Co.	A

Yeah. Yeah. No, I get that. I'm not surprised by the question, but what I would tell you is this was far more a function of really two things. The first thing is for us, as a company, really to complete the transformation that we've been undertaking in the last five years.

And when I think about the strength of the organization where our supply chain is, the stability of our brands and our businesses, where I am now on the Snacks journey, which of course was our first priority to get that proven and moving along the path that that we see is really a best-in-class Snacks portfolio now delivering both the growth and the margin progress and our confidence in the stability of the base Meals & Beverages business, we wanted that in place, right?

I really didn't want to take on an acquisition until I felt very comfortable that the organic plan was sound, that we had good evidence moving forward, that we were where we would be – where we needed to be, and that this could really be an acceleration to that strategy. And one of the things I love about this acquisition is it just tucks right in to the strategy that we've been talking about for five years.

It really doesn't vary. And even though we're adding a frozen component to that, it's a category in an area that is really compelling. And one, certainly for me personally that I know very well and I'm very comfortable that, that given the way Sovos is entering, we see a really advantaged position.

So to me, this is not at all about a statement of a lack of confidence in our Meals & Beverages business for soup. In fact, it really is about adding the building blocks to complete the story of now having this incredibly compelling center of store grocery portfolio that's dependable, that you can plot the path forward with growth, paired with a Snacks business that I think for most already was being fairly well accepted as a tremendous growth engine.

And you put those together and I really do think it rounds out the Campbell story to being this dependable, steady deliverer of results, which is really what we've been striving to get to.

Andrew Lazar Analyst, Barclays Capital, Inc.	Q

Thanks so much. Appreciate it.

Operator: Your next question comes from the line of Ken Goldman with JPMorgan. Your line is open.

Kenneth Goldman Analyst, JPMorgan Securities LLC	Q

Hi, thank you. Just two quick ones from me. First, just wanted to get a more specific number, if we could, for what you're assuming for Rao's – oh sorry for Sovos' rather top line growth in the first two years. This year in particular, the Rao's brand did have some meaningful help from distribution gains. I don't know how quickly those will repeat or how you expect to think about lapping them.

And then my second question just quickly is what's the expected interest rate on new debt? Obviously, you can't – I don't think you've locked it in yet. But if you can give us some kind of range there, that would – that might be helpful. Thank you.

Mark A. Clouse President, Chief Executive Officer & Director, Campbell Soup Co.	A

Yeah. Great. Thanks, Ken. Yeah. Obviously, when we get to close, we'll give a little bit more detail on our guidance and outlook. But as we said, today we expect the Sovos portfolio going forward to add a full point of growth expectation to our Meals & Beverages business. Obviously, that's led by the Rao's business.

And although we love the 20-plus percent growth rates that the business has been rolling forward on, that's clearly not what we're assuming for the runway going forward, and I think very consistent to what the outlook and algorithm is for that Sovos has provided. As we've gone in and kind of created our own model, we've appropriately I think got very comfortable and probably added a little bit of conservatism in that just to give us the appropriate room as we go forward.

But this is not a deal where we're depending on massive revenue synergies. It's really built entirely on the back of a very mathematical and methodical approach to where the distribution gaps are, where we see household penetration moving to and how we think about the new segments are in. Remember, this is also playing in where as we kind of cut through all of the smoke fog volatility of the moment we're in, the underlying dynamics that's driving growth in food right now is very, very oriented and aligned to where these businesses are playing, right?

So, added value experiences, more premium ends of certain categories and segments is a trend that we do not see changing or stopping as we kind of move through this period of choppiness. So, if we can look past what would be a little bit of this normalization period, we think where we'll be on the back end of this is now with a portfolio that is very, very strong, right? If you think of Meals & Beverages, today, we arguably operate below 10% of our portfolio in the more premium spaces within our categories. Post-Sovos, we'll be above 25% a quarter of the business. And that, I think, is going to bode very well for us. As you saw too, it's very targeted in categories that we really know and understand. And this idea of complementing strong stable mainstream businesses with advantaged premium businesses is a big reason why we've continued to get more and more comfortable with that growth.

And why don't I let Carrie talk a little bit about where we are on interest rates and how we see that outlook?

Carrie L. Anderson Executive Vice President & Chief Financial Officer, Campbell Soup Co.	A

Yeah. So as we talked, we are planning to raise $2.7 billion in the capital markets here. And we'll work with our key relationship banks on the overall instrument mix and the tenure of the debt, but I would say that the cost of debt is going to depend on those market conditions at the time of issuance. But we believe we've been appropriately conservative in the assumption of the overall cost of debt. And certainly, we don't feel that we've stressed the balance sheet here and we feel good about what we're assuming.

Mark A. Clouse President, Chief Executive Officer & Director, Campbell Soup Co.	A

We also have a high degree of confidence.

Kenneth Goldman Analyst, JPMorgan Securities LLC	Q

Great. Thank you.

Mark A. Clouse President, Chief Executive Officer & Director, Campbell Soup Co.	A

Ken, I'll just add one thing. We also did...

Kenneth Goldman Analyst, JPMorgan Securities LLC	Q

Yeah.

Mark A. Clouse President, Chief Executive Officer & Director, Campbell Soup Co.	A

...some preview conversations with S&P and Moody's as well and are very confident and comfortable with where we're landing.

Kenneth Goldman Analyst, JPMorgan Securities LLC	Q

Great. Thank you both.

Operator: Your next question comes from the line of Max Gumport with BNP. Your line is open.

Max Gumport Analyst, BNP Paribas Securities Corp.	Q

Hi. Thanks for the question and congrats on the deal. I want to turn to noosa for a second. It sounds like you are exploring strategic alternatives there. But I'm curious, I'm sure you did a lot of work on this brand as part of your due diligence process. I'm wondering what your thoughts are with regard to the brand positioning, growth ambitions and growing your portfolio in light of some of the more recent challenges we've seen in that area. Thank you.

Mark A. Clouse President, Chief Executive Officer & Director, Campbell Soup Co.	A

Yeah. It's – Max, it's a great question. It was important, right, even though as we've said. Although we don't necessarily see yogurt as a core strategic category for us, it was important for us to get comfortable with where the noosa business was, how we felt it was positioned.

And to be completely honest, we were really pleasantly surprised just how strong and differentiated this business is. I think they have a tremendous team, a very, very knowledgeable group. They've done a very nice job, I think, of really focusing where the new sub-brand can be most competitive and when.

And the quality of the product, I think, is if you've ever tried, it's undeniable. It's just a tremendous product. So, I think, as I said, although I would agree that I think our longer term view is that yogurt's not a place where we see playing long term. I'm not worried at all about the trajectory of the business. Certainly, we're not assuming this is going to be the growth engine in the acquisition, but I also don't see it as a high risk or heavy liability. And I think even if you were to note the Q2 results today that Sovos released, it's doing fine. And in fact, I think from a cost and profitability standpoint, doing quite well.

And so, I think we're in a great position with it. We're going to – we plan to kind of keep that business focused on what they're doing and keep dedicated resources there. We're not assuming big synergy organizationally there at all. We want to let that business continue to do what it's been doing and keep fueling it, and then we'll evaluate from there what and when the right next step would be, but I think what we're getting is a terrific asset and one that I think has a lot of different ways to create value going forward.

Max Gumport Analyst, BNP Paribas Securities Corp.	Q

Great. And then one more just turning to your existing sauce business. You had some pretty ambitious plans in that category [ph] before (00:38:12) this acquisition. You're now obviously getting the best growth brand in the category. I'm wondering how that changes your ambitions for your existing sauce business in terms of the $1 billion-plus target, if there's any change to what you see for brands like Prego now going forward. Thanks.

Mark A. Clouse President, Chief Executive Officer & Director, Campbell Soup Co.	A

Yeah. No. Great question, Max. The fact is we see this as completely complementary. The two businesses really do not interact or compete. It's a different consumer, different occasion and we still have tremendous confidence that Prego within the mainstream segment is going to continue to be a significant growth contributor, and now we've expanded to add a new segment, a new area, new consumers and a new opportunity to complement that.

And that I think has always been part of our vision for our sauces business as we've talked about the $1 billion path forward. But the fact of the matter is with the business that we had with Prego, we were – it's just not ever going to compete in that space. And that is why we see this so complementary in nature and why we see it, again, not as a departure or distraction, but simply an acceleration of the strategy that we laid out.

And I think the ability for the Rao's brand to travel to some to the adjacencies segments is just really – just added opportunity and benefit as we as we think about how to drive the business growth.

Max Gumport Analyst, BNP Paribas Securities Corp.	Q

Great. Thanks very much. I'll leave it there.

Operator: And your final question comes from the line of Peter Galbo with Bank of America. Your line is open.

Peter T. Galbo Analyst, BofA Securities, Inc.	Q

Hey, Mark. Good morning. Thanks for taking the questions.

Mark A. Clouse President, Chief Executive Officer & Director, Campbell Soup Co.	A

Sure.

Peter T. Galbo Analyst, BofA Securities, Inc.	Q

Maybe if we can just start on supply chain. I think some of your – a third of your synergy target is talking about supply chain optimization. And I guess, I'd just like to get the perspective, particularly on the Rao's sauce side. It's a more complex supply chain maybe than what you've been operating with the mostly North America business, having to deal with La Regina and moving things across oceans. So, maybe you can – to help us understand kind of where the synergies come in there and how you're planning to manage that.

Mark A. Clouse President, Chief Executive Officer & Director, Campbell Soup Co.	A

Yeah. So, the first thing that I would say that, that as you might imagine, would be an important part of the diligence process here, was really understanding that partnership and that relationship. And remember, one of the things that's quite unique about this is that the La Regina organization really is responsible for a – on the sauces side of the business, the majority of the supply chain operations.

And so, as we got comfortable and wanted to understand better and in fact, I spent some time visiting with the partner in Italy, it's extraordinary what they have done. I have seen a lot of different founder businesses and family businesses, and I will tell you that I could not have left feeling better about the quality, the commitment, the conviction, and the capability of this partner.

And so, if you actually think about introducing complexity into our operations, in many ways, this is a simplifying effect in the sense that it is a lower capital intensity for us given what the partner is responsible for, and their capability and consistency just gives us tremendous confidence. And so, when you see the supply chain synergies we're talking about, it's really not on the sauces business. That's not where we're expecting to see a big change.

In fact, to make it really clear, we're not going to mess around much with that great sauce. I mean, that is part of what the magic is here and it's just an incredibly compelling story, and that quality is something that we're going to be extremely guarded on protecting as we go forward. But there's a lot of other parts of the business relative to frozen, relative to some of the adjacencies where we see significant opportunity, both from a procurement and a logistics side, probably not as much on the manufacturing but our ability to bring to bear our scale, we see, is an opportunity to unlock value.

If you look at our synergy assumptions for this deal, I think we're at 5.5%, and that traditionally would be a little lower than what you might expect. And I think what we've tried to do is be very pragmatic, kind of appropriately conservative, but also recognizing that what the sauce business is doing today is doing great job, good margin structure and architecture in place. So, we feel really great about – our emphasis there is going to be fuel growth, right? Keep driving growth. They've got a great model in place. That's the other thing I love about this acquisition, right?

We're not anticipating some major transformation of supply chain and margin architecture, right? These are profitable businesses that are scaled. Our job is going to be to accelerate that going forward. And that really does put it more in our wheelhouse, I think, of expertise. So, hopefully that makes you feel a little bit better about both, integrity and protection of the sauce business, but also that we're not banking on some major change in cost structure that would be quite complicated in the way this business operates.

So, hopefully that helps, Peter.

Peter T. Galbo Analyst, BofA Securities, Inc.	Q

That's helpful. No, thanks, Mark. And then, Carrie, maybe just two clarifications. First on the accretive, I believe you said in year two, is that year two from when the deal closes or year two meaning your fiscal 2025? And secondly, on the deleverage path, maybe you can just give us a sense, getting back down to the 3 times, is that all assumed as organic deleveraging or where there'll be some debt pay down that you're assuming in there? Thanks very much, guys.

Carrie L. Anderson Executive Vice President & Chief Financial Officer, Campbell Soup Co.	A

Yeah. From the accretion standpoint, it is the second year following the deal close. So, we talked about that our expectation is to close at the end of the calendar year, so we would be starting when the deal closes.

And as we think about our deleveraging opportunities, I think the thing you need to continue to keep in mind is we generate significant cash flow each year. And as we think about our capital priorities, one of our top priorities is going to be reinvest it back in the business. However, we will have opportunities, as we think about our towers and our different maturity towers here and timing that will have opportunity to de-lever appropriately to hit that approximately three times by the end of year three. [indiscernible] (00:45:35).

Peter T. Galbo Analyst, BofA Securities, Inc.	Q

Thank you.

Carrie L. Anderson Executive Vice President & Chief Financial Officer, Campbell Soup Co.	A

Okay.

Operator: Thank you.

Carrie L. Anderson

Executive Vice President & Chief Financial Officer, Campbell Soup Co.

Operator...

Operator : Thank you. This concludes today's question-and-answer session as well as today's conference call. Thank you for joining. You may now disconnect your line.

[END OF TRANSCRIPT]

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